Exhibit 10.36

INVESTMENT AGREEMENT 1

             THIS INVESTMENT AGREEMENT (this “Agreement”) is made and entered into as of May 22, 2001 between AVI BIOPHARMA, INC. (“AVI”), an Oregon corporation, and MEDTRONIC ASSET MANAGEMENT, INC. (“Investor”), a Minnesota corporation.

RECITALS

             WHEREAS, AVI desires to issue and sell to Investor, and Investor desires to purchase on the terms and subject to the conditions set forth in this Agreement, certain shares of AVI Common Stock, $0.0001 par value (“Common Stock”) and a warrant to purchase certain shares of Common Stock in the form attached hereto as Exhibit A (the “Warrant”);

             WHEREAS, at the First Closing (as defined below), Medtronic, Inc. (“Medtronic”) and AVI are entering into a License and Development Agreement in the form attached hereto as Exhibit B (the “License and Development Agreement”);

             WHEREAS, at the First Closing, Investor and AVI are also entering into a Supply Agreement in the form attached hereto as Exhibit C (the “Supply Agreement”);

             WHEREAS, at the First Closing, Investor and AVI are also entering into a Registration Rights Agreement in the form attached hereto as Exhibit D (the “Registration Rights Agreement”); and

AGREEMENT

             NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

             1.1        Specific Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

 “Affiliate” of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.  “Control” shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

1  Information was omitted from this document pursuant to a request for confidential treatment submitted to the SEC; omitted information is marked with ***. The omitted material has been filed separately with the SEC.

“Agreement” means this Agreement and all Exhibits and Schedules hereto.

“AVI Subsidiaries” means all subsidiaries of AVI, including but not limited to the subsidiaries identified in the Disclosure Schedule.

“Change of Control” with respect to AVI means the occurrence of any of the following:

(a)         a sale of assets representing fifty percent (50%) or more of the net book value and of the fair market value of AVI’s consolidated assets (in a single transaction or in a series of related transactions);

(b)        a liquidation or dissolution of AVI;

(c)         a merger or consolidation involving AVI or any subsidiary of AVI after the completion of which:  (i) in the case of a merger (other than a triangular merger) or a consolidation involving AVI, the shareholders of AVI immediately prior to the completion of such merger or consolidation beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act or comparable successor rules), directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of the surviving entity in such merger or consolidation, and (ii) in the case of a triangular merger involving AVI or a subsidiary of AVI, the shareholders of AVI immediately prior to the completion of such merger beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules), directly or indirectly, outstanding voting securities representing less than fifty percent (50%) of the combined voting power of the surviving entity in such merger and less than fifty percent (50%) of the combined voting power of the parent of the surviving entity in such merger;

(d)        an acquisition by any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions), other than any employee benefit plan, or related trust, sponsored or maintained by AVI or an affiliate of AVI and other than in a merger or consolidation of the type referred to in clause “(c)” of this definition of Change of Control, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of outstanding voting securities of AVI representing more than thirty-three and 1/3 percent (33-1/3%) of the combined voting power of AVI (in a single transaction or series of related transactions); or

(e)         individuals who, as of the date hereof or replacements therefore who have been initially nominated by the then current members of the AVI Board of Directors, are members of the AVI Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least sixty percent (60%) of the AVI Board of Directors, provided that if election, or nomination for election by AVI’s shareholders, of any new member of the AVI Board of Directors is approved by a vote of at least sixty percent (60%) of the Incumbent Board, such new member of the Board shall be considered as a member of the Incumbent Board.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means shares of Common Stock of AVI, par value $0.0001 per share.

“Confidential Information” means know-how, trade secrets, unpublished information, scientific and technical information, inventions, methods, plans, processes, characteristics, data, business plans and the like disclosed (whether before or during the term of this Agreement) by one of the parties (the “disclosing party”) to the other party (the “receiving party”) or generated under this Agreement or the other Transaction Documents, excluding information which:

(a)         was already in the possession of receiving party prior to its receipt from the disclosing party (provided that the receiving party is able to provide the disclosing party with reasonable documentary proof thereof and, if received from a third party, that such information was acquired without any party’s breach of a confidentiality or non-disclosure obligation to the disclosing party related to such information );

(b)        is or becomes part of the public domain by reason of acts not attributable to the receiving party;

(c)         is or becomes available to receiving party from a source other than the disclosing party which source, has rightfully obtained such information and has no obligation of non-disclosure or confidentiality to the disclosing party with respect thereto; or

(d)        has been independently developed by the receiving party without breach of this Agreement or use of any Confidential Information of the other party.

“Drug” has the meaning given such term in the License and Development Agreement.

“Disclosure Schedule” has the meaning given in Article 3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

“Environmental Laws or Regulations” means any one or more of the following:  the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”) as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), 42 U.S.C. § 9601 et seq.; the Federal Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6921 et seq.; the Clean Water Act, 33 U.S.C. § 1321 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; any other federal, state, county, municipal, local, foreign or other statute, law, ordinance or regulation which may relate to pesticides, agricultural or industrial  chemicals, wastes, Hazardous Substances, or the environment; and all regulations promulgated by a regulatory body pursuant to any of the foregoing statutes, laws, regulations, or ordinances.

“FDA” means the U.S. Food and Drug Administration.

“Financial Statements” means AVI’s financial statements included in SEC Documents.

“First Closing” has the meaning given in Section 8.1.

“First Closing Date” has the meaning given in Section 8.1

“Fourth Closing” has the meaning given in Section 8.4.

“Fourth Closing Date” has the meaning given in Section 8.4.

“Fourth Closing Milestone” means *     *     *

“Fourth Closing Market Price” means the average (rounded to the nearest full cent, with the cents rounded up if the third decimal place is 5 or more) of the closing sale prices of a share of Common Stock as reported on the Nasdaq Stock Market as of the end of the regular trading session, as reported in The Wall Street Journal, for the five (5) consecutive Nasdaq trading days ending on and including the Nasdaq trading day immediately preceding the date of the occurrence of the Fourth Closing Milestone.

“Hazardous Substance” means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, explosives, known carcinogens, petroleum products, pesticides, fertilizers, or other substance which is dangerous, toxic, or hazardous, or which is a pollutant, contaminant, chemical, material or substance defined as hazardous or as a pollutant or contaminant in, or the use, transportation, storage, release or disposal of which is regulated by, any Environmental Laws or Regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations thereunder.

“IND” means an Investigational New Drug application as defined in 21 CFR Part 312.

“Initial Market Price” means the greater of (a) $5.00 per share of Common Stock, or (b) the average (rounded to the nearest full cent, with the cents rounded up if the third decimal place is 5 or more) of the closing sale prices of a share of Common Stock as reported on the Nasdaq Stock Market as of the end of the regular trading session, as reported in The Wall Street Journal, for the five (5) consecutive Nasdaq trading days ending on and including the Nasdaq trading day immediately preceding the date of this Agreement.  It is acknowledged and agreed that the Initial Market Price is $7.10 per share.

“Intellectual Property” means letters patent and patent applications; trademarks, service marks and registrations thereof and applications therefor; copyrights and copyright registrations and applications; all discoveries, ideas, technology, know–how, trade secrets, processes, formulas, drawings and designs, computer programs or software; and all amendments, modifications, and improvements to any of the foregoing.

“Knowledge” or “knowledge” means actual knowledge of a fact or the knowledge which such person could reasonably be expected to have based on reasonable inquiry and consistent with such person’s duties and responsibilities.  The knowledge of AVI shall include the knowledge of AVI’s directors and/or officers.

“License and Development Agreement” has the meaning defined in the recitals hereto.

“Liens” means liens, mortgages, charges, security interests, claims, voting trusts, pledges, encumbrances, options, assessments, restrictions, or third-party or spousal interests of any nature.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, results of operations, assets (including intangible assets), liabilities, prospects, or condition (financial or otherwise) of AVI and the AVI Subsidiaries, taken as a whole, or (b) the ability of AVI to perform its obligations under this Agreement or any of the Transaction Documents or any other agreement or instrument to be entered into in connection with this Agreement.

“Medtronic” has the meaning defined in the recitals hereto.

“NDA” means a New Drug Application as defined in 21 CFR Part 314.

“PMA” means a Premarket Approval Application as defined in 21 CFR Part 814.

“Purchased Securities” means the Purchased Shares, the Warrant and the Warrant Shares.

“Purchased Shares” means the Common Stock Shares purchased by Investor pursuant to Article 2.

“Registration Rights Agreement” has the meaning defined in the Recitals hereto.

“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Exchange Act.

“SEC Documents” means all documents filed by AVI with the SEC after December 31, 2000.

“Second Closing” has the meaning given in Section 8.2.

“Second Closing Date” has the meaning given in Section 8.2.

“Second Closing Milestone” means *      *      *

“Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

“Supply Agreement” has the meaning defined in the recitals hereto.

“Third Closing” has the meaning given in Section 8.3.

“Third Closing Date” has the meaning given in Section 8.3.

“Third Closing Milestone” means *      *      *

“Third Closing Market Price” means  the average (rounded to the nearest full cent, with the cents rounded up if the third decimal place is 5 or more) of the closing sale prices of a share of Common Stock as reported on the Nasdaq Stock Market as of the end of the regular trading session, as reported in The Wall Street Journal, for the five (5) consecutive Nasdaq trading days ending on and including the Nasdaq trading day immediately preceding the date of the occurrence of the Third Closing Milestone.

“Transaction Documents” means the Warrant, the License and Development Agreement, the Supply Agreement and the Registration Rights Agreement.

“Waived Amount” has the meaning given in Section 2.5.

“Warrant”  has the meaning defined in the recitals hereto.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrant.

             1.2        Definitional Provisions.

(a)         The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(b)        Terms defined in the singular shall have a comparable meaning when used in the plural, and vice–versa.

(c)         References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

(d)        The term “person” includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

ARTICLE 2
PURCHASE OF COMMON STOCK
AND WARRANT

             2.1        Purchase at First Closing.

(a)         Purchased Shares.  At the First Closing, AVI shall sell, issue and deliver to Investor, and Investor shall purchase from AVI, such number of shares of Common Stock (rounded to the nearest whole share) which shall equal ten million dollars ($10,000,000) divided by the Initial Market Price. Certificates representing such shares shall be issued at the First Closing in form acceptable to Investor and its counsel.  The purchase price for the shares purchased pursuant to this Section shall be payable by wire transfer of funds to AVI’s account as designated to Investor in writing prior to or on the First Closing Date.

(b)        Warrant.  At the First Closing, AVI shall issue and deliver to Investor the Warrant to purchase three million (3,000,000) shares of Common Stock at an initial exercise price equal to $10.00.

             2.2        Purchase at Second Closing.  Investor shall give written notice to AVI of the occurrence of the Second Closing Milestone within ten (10) business days thereafter.   Such notice shall specify the date of the occurrence thereof.   Subject to the terms and conditions hereof, including Section 2.5, and subject to the First Closing having occurred, within thirty (30) days after such written notice Investor shall invest Two Million Five Hundred Thousand Dollars ($2,500,000) in AVI in exchange for, and AVI shall sell, issue and deliver to Investor, such number of shares of Common Stock (rounded to the nearest whole share) which shall equal $2,500,000 divided by the Initial Market Price.  Certificates representing any shares purchased under this Section shall be issued at the Second Closing in form acceptable to Investor and its counsel.  The purchase price for the shares purchased pursuant to this Section shall be payable by wire transfer of funds to AVI’s account as designated to Investor in writing prior to the Second Closing Date.  In addition to Investor’s rights under Section 2.5(a), Investor may, at Investor’s option and by written notice to AVI, elect to pay in cash some or all of the amounts payable under this Section 2.2 as an additional capital contribution for Investor’s Purchased Shares previously purchased in lieu of requiring AVI to issue Purchased Shares under this Section 2.2.

             2.3        Purchase at Third Closing.  Investor shall give written notice to AVI of the occurrence of the Third Closing Milestone within ten (10) business days thereafter.   Such notice shall specify the date of the occurrence thereof.   Subject to the terms and conditions hereof, including Section 2.5, and subject to the First Closing and Second Closing having occurred, within thirty (30) days after such written notice Investor shall invest Two Million Five Hundred Thousand Dollars ($2,500,000) in AVI in exchange for, and AVI shall sell, issue and deliver to Investor, such number of shares of Common Stock (rounded to the nearest whole share) which shall equal $2,500,000 divided by the Third Closing Market Price.  Certificates representing any shares purchased under this Section shall be issued at the Third Closing in form acceptable to Investor and its counsel.  The purchase price for the shares purchased pursuant to this Section shall be payable by wire transfer of funds to AVI’s account as designated to Investor in writing prior to the Third Closing Date.    In addition to Investor’s rights under Section 2.5(a), Investor may, at Investor’s option and by written notice to AVI, elect to pay in cash some or all of the amounts payable under this Section 2.3 as an additional capital contribution for Investor’s Purchased Shares previously purchased in lieu of requiring AVI to issue Purchased Shares under this Section 2.3.

             2.4        Purchase at Fourth Closing.  Investor shall give written notice to AVI of the occurrence of the Fourth Closing Milestone within ten (10) business days thereafter.   Such notice shall specify the date of the occurrence thereof.   Subject to the terms and conditions hereof, including Section 2.5, and subject to the First Closing, Second Closing and Third Closing having occurred, within thirty (30) days after such written notice Investor shall invest Five Million Dollars ($5,000,000) in AVI in exchange for, and AVI shall sell, issue and deliver to Investor, such number of shares of Common Stock (rounded to the nearest whole share) which shall equal $5,000,000 divided by the Fourth Closing Market Price.  Certificates representing any shares purchased under this Section shall be issued at the Fourth Closing in form acceptable to Investor and its counsel.  The purchase price for the shares purchased pursuant to this Section shall be payable by wire transfer of funds to AVI’s account as designated to Investor in writing prior to the Fourth Closing Date.    In addition to Investor’s rights under Section 2.5(a), Investor may, at Investor’s option and by written notice to AVI, elect to pay in cash some or all of the amounts payable under this Section 2.4 as an additional capital contribution for Investor’s Purchased Shares previously purchased in lieu of requiring AVI to issue Purchased Shares under this Section 2.4.

             2.5        Certain Limitations.

(a)         Notwithstanding Sections 2.2, 2.3 and 2.4 above, if the number of shares of Common Stock to be purchased by Investor pursuant to Sections 2.2, 2.3. and 2.4, when added to the number of shares of Common Stock previously purchased by Investor or issued to Investor upon previous exercise of the Warrant, would exceed nineteen and nine-tenths percent (19.9%) of the total number of issued and outstanding voting shares of AVI, then Investor may elect in writing to do one of the following:

(i)          in lieu of purchasing Purchased Shares at such Second Closing, Third Closing or Fourth Closing, respectively, Investor shall pay the full amount required under Section 2.2, 2.3 or 2.4, as the case may be, but Investor may, at Investor’s option, specify a dollar amount of such payment with respect to which Investor is suspending or waiving in writing the requirement that shares of Common Stock under such Section be issued in consideration for such payment (the “Waived Amount”), provided, however, that

(A)       Investor, at Investor’s option and upon prior written notice to AVI, may credit the Waived Amount against and reduce the exercise price otherwise payable under the Warrant upon exercise thereof; or

(B)        Investor, at Investor’s option on written notice to AVI, may revoke such suspension or waiver, and within thirty (30) days thereafter, AVI shall issue such number of shares of Common Stock as is equal to the Waived Amount divided by the per share price payable under Section 2.2, 2.3 or 2.4, as the case may be; or

(ii)         purchase the number of shares of Common Stock described in Section 2.2, 2.3 or 2.4, respectively, subject to Investor transferring effective voting control (by irrevocable proxy or other method designated by Investor and reasonably acceptable to AVI) of such shares of Common Stock in excess of 19.9% of the total number of issued and outstanding voting shares of AVI to AVI’s Chief Executive Officer for so long as such shares, when added to all other shares of Common Stock of AVI owned by Investor would exceed 19.9% of the total number of issued and outstanding voting shares of AVI.

(b)        AVI will not, without Investor’s consent, redeem, repurchase or otherwise effect a recapitalization which would result in Investor and its Affiliates owning more than nineteen and nine-tenths percent (19.9%) of the total number of issued and outstanding voting shares of AVI.

(c)         Notwithstanding Sections 2.3 and 2.4 above, with respect to the Purchased Shares otherwise to be purchased and sold at the Third Closing and at the Fourth Closing, if the Average Price with respect to the Applicable Shares (determined without reference to the Applicable Limit) is less than the Initial Market Price, then Investor shall not be obligated to purchase, and AVI shall not be obligated to sell, the Excess Shares unless and until Shareholder Approval is obtained with respect to the issuance and sale of the Excess Shares.  If the Average Price for the Applicable Shares would equal or exceed the Initial Market Price (determined without reference to the Applicable Limit), then the provisions of this Section 2.5(c) shall not apply.  If Shareholder Approval is required under this Section 2.5(c), AVI shall use its best efforts to obtain Shareholder Approval on or before the next annual AVI shareholder meeting occurring after the date of the Third Closing Milestone or Fourth Closing Milestone, as the case may be.  If despite such best efforts, Shareholder Approval is not so obtained  within fifteen months after the Third Closing Milestone or Fourth Closing Milestone, as the case may be, at all times thereafter Investor shall not be obligated to purchase, and AVI shall not be obligated to sell, the Excess Shares.

(i)          “Excess Shares” means such number of Purchased Shares otherwise issuable at the Third Closing or Fourth Closing, as the case may be, that would cause the Applicable Shares to exceed the Applicable Limit.

(ii)         “Applicable Shares” means the number of Purchased Shares issued to Investor at all previous Closing under this Agreement plus such additional number of Purchased Shares otherwise issuable at the Third Closing or the Fourth Closing, as the case may be, when added to the number issued at previous Closings, as would equal the Applicable Limit.  For avoidance of doubt, Applicable Shares does not include the Warrant or the Warrant Shares issued or issuable upon exercise thereof.

(iii)        “Applicable Limit” means 19.9999% times 21,575,267 shares (or if lesser, the actual number of shares of capital stock outstanding as of the date of this Agreement).

(iv)       “Average Price” means weighted average purchase price paid by Investor under this Agreement for the Applicable Shares issued at the previous Closings and to be paid by Investor for the Applicable Shares at the Third Closing or Fourth Closing, as the case may be.

(v)        “Shareholder Approval” means the vote required for purposes of approving share issuances of the type contemplated hereby under the regulations of the National Association of Securities Dealers (“NASD”).

(vi)       References in this Section 2.5(c) to specific dollar amounts or specific number of shares shall be equitably adjusted for any stock splits or the like occurring after the date hereof.

(d)        Promptly after execution of this Agreement (which may be before or after the First Closing), AVI shall request in writing from NASD confirmation that no Shareholder Approval is required in connection with the issuance and sale of Purchased Shares at the Second Closing, Third Closing and Fourth Closing other than that the Shareholder Approval, if any, required under Section 2.5(c) above.  For purposes hereof, any Shareholder Approval required for issuance of any Purchased Shares at the Second Closing, Third Closing and Fourth Closing other than as set forth in Section 2.5(c) is referred to herein as the “Other Shareholder Approval.”  If it is determined, after consultation with NASD, that Other Shareholder Approval is required in connection with the purchase and sale of Purchased Shares otherwise issuable at the Second Closing, Third Closing or Fourth Closing, as the case may be, it shall be a condition to both Investor’s obligation to purchase, and AVI’s obligation to sell, such Purchase Shares at the Second Closing, Third Closing and Fourth Closing, as the case may be, that such Other Shareholder Approval be obtained (to the extent so required).  If such Other Shareholder Approval is so required, AVI shall use its best efforts to obtain such Other Shareholder Approval on or before the next annual AVI shareholder meeting occurring after the date of the Second Closing Milestone, Third Closing Milestone or Fourth Closing Milestone, as the case may be.  If despite such best efforts, such Other Shareholder Approval is not so obtained  within fifteen months after the Second Closing Milestone, Third Closing Milestone or Fourth Closing Milestone, as the case may be, at all times thereafter Investor shall not be obligated to purchase, and AVI shall not be obligated to sell, any Purchased Shares for which such Other Shareholder Approval is required but not so obtained.

(e)         The parties acknowledge and agree that if Investor and AVI are not obligated to purchase or sell Purchased Shares at a Closing as a result of any Shareholder Approval or Other Shareholder Approval requirements under Section 2.5(c) or 2.5(d), (i) Investor shall not be obligated to make any payments under this Agreement or otherwise in lieu thereof, and (ii) the rights and obligations of  the parties and their Affiliates under the other terms and conditions of this Agreement and the terms and conditions of the Transaction Documents shall not be impaired or affected as a result thereof, and such Agreement and Transaction Documents shall continue in accordance with their terms and conditions.

             2.6        Waiver of Milestones.  Investor, at its option, upon written notice to AVI may waive the requirement that one or more of the Milestones referenced in Sections 2.2, 2.3 or 2.4 has occurred, in which case, Investor shall purchase, and AVI shall sell, the Purchased Shares pursuant to Section 2.2, 2.3 or 2.4, as the case may be, as though such waived Milestone had occurred.  If such a waiver is made with respect to Section 2.3 or 2.4, the Third Closing Market Price and the Fourth Closing Market Price shall be determined with respect the date written notice of such waiver is given rather than the date of the occurrence of the Third Closing Milestone or Fourth Closing Milestone, as the case may be.  Further, with respect to each Closing, Investor, at its option, upon written notice to AVI may waive the requirement that prior Closings shall have occurred, as referenced in Sections 2.2, 2.3 and 2.4.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF AVI

             AVI hereby makes the representations and warranties in this Article 3 to Investor as of the date of this Agreement and as of each Closing Date, as qualified by the disclosure schedule attached hereto, and as updated pursuant to Section 6.1(m) (the “Disclosure Schedule”).  The Disclosure Schedule is accurate and complete as of the date hereof.  The Disclosure Schedule is arranged in sections corresponding to the sections and subsections of this Article 3.

             3.1        Organization, Qualifications and Corporate Power.

(a)         AVI and each AVI Subsidiary is a corporation duly incorporated, validly existing and, to the extent applicable under the laws of such jurisdiction, is in good standing under the laws of its respective jurisdiction of incorporation and, to the extent applicable, is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification and where the failure to be so licensed or qualified would have a Material Adverse Effect upon AVI, such AVI Subsidiary or its respective business.  AVI and each AVI Subsidiary has, pursuant to the applicable laws, the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted.  AVI has the corporate power and authority to execute, deliver and perform this Agreement and the Transaction Documents, and to issue, sell and deliver the Purchased Securities.

(b)        AVI does not (i) own of record or beneficially, directly or indirectly, (A) any shares of capital stock or securities convertible into capital stock of any other corporation, or (B) any participating interest in any partnership, joint venture or other non-corporate business enterprise, or (ii) control, directly or indirectly, any other entity.

             3.2        Authorization of Agreements, Etc.

(a)         The execution and delivery by AVI of this Agreement and the Transaction Documents, the performance by AVI of its obligations hereunder and thereunder, and the issuance, sale and delivery of the Purchased Securities have been duly authorized by all requisite corporate action of AVI, its shareholders and directors, and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or the Bylaws of AVI, as amended, or any provision of any indenture, agreement or other instrument to which AVI or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any Lien upon any of the properties or assets of AVI.

(b)        The Purchased Securities have been duly authorized by all requisite action of AVI, its shareholders and its directors, and the Purchased Shares and Warrant Shares when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable shares of Common Stock with no personal liability attaching to the ownership thereof and will be free and clear of all Liens.  The issuance, sale or delivery of the Purchased Securities is not subject to any preemptive right of stockholders of AVI or to any right of first refusal or other right in favor of any person that has not been complied with or duly waived.

             3.3        Validity.  Each of this Agreement and the Transaction Documents has been duly executed and delivered by AVI and constitutes the legal, valid and binding obligation of AVI enforceable in accordance with its terms except as may be limited by laws affecting creditors’ rights generally or by judicial limitations on the right to specific performance.

             3.4        Authorized Capital Stock.  The authorized capital stock of AVI consists of (a) 50,000,000 shares of Common Stock, par value $0.0001, of which _21,575,267shares are issued and outstanding, and (b) 2,000,000 shares of preferred stock, par value $0.0001, none of which are issued and outstanding.  There are issued and outstanding options to purchase an aggregate 2,866,335  shares of Common Stock, warrants to purchase an aggregate 7,352,003 shares of Common Stock, and no other outstanding subscriptions, warrants, options, convertible securities, or other rights (contingent or other) to purchase or otherwise acquire Common Stock or other equity securities of AVI.  There are no agreements or arrangements under which AVI is obligated to register the sale of any of its securities under the Securities Act.  Except for an existing warrant held by SuperGen, Inc. to acquire ten percent of the outstanding securities (as defined therein at the time of exercise), there are no anti-dilution or price adjustment provisions contained in any security issued by AVI (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Purchased Securities.  The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class of authorized equity securities of AVI are as set forth in AVI’s Articles of Incorporation, a true and correct copy of which has been provided to Investor, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws.  Except as provided for in AVI’s Articles of Incorporation, AVI has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of the equity securities or any interest therein or rights to acquire such securities or to pay any dividend or make any other distribution in respect thereof.  To  AVI’s knowledge, there are no voting trusts or agreements, stockholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of AVI (whether or not AVI is a party thereto).  All of the outstanding securities of AVI were issued in compliance with all applicable federal and state securities laws.

             3.5        SEC Documents; Financial Statements.  AVI has filed in a timely manner all documents that AVI was required to file with the SEC during the twelve (12) months preceding the date of this Agreement.  As of their respective filing dates, all SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable.  None of the SEC Documents contained, as of their respective dates, any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, and such SEC Documents, when read as a whole, do not contain any untrue statements of a material fact and do not omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Financial Statements comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.  The Financial Statements have been prepared in accordance with United States generally accepted accounting principles consistently applied, and fairly present AVI’s consolidated financial position as of the dates thereof and the results of AVI’s consolidated operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).  Except as set forth in the Financial Statements, neither AVI nor any AVI Subsidiaries has any liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business subsequent to December 31, 2000, and liabilities of the type not required under United States generally accepted accounting principles to be reflected in such Financial Statements.  Such liabilities incurred subsequent to December 31, 2000, are not, in the aggregate, material to the financial condition or operating results of AVI.

             3.6        Litigation; Compliance with Law.  There is no: (a) action, suit, claim, proceeding or investigation pending or, to AVI’s knowledge, threatened against or affecting AVI or any AVI Subsidiary, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (b) arbitration proceeding relating to AVI or any AVI Subsidiary pending under collective bargaining agreements or otherwise or (c) governmental inquiry pending or, to  AVI’s knowledge, threatened against or affecting AVI or any AVI Subsidiary (including without limitation any inquiry as to the qualification of AVI or any AVI Subsidiary to hold or receive any license or permit), and there is no basis for any of the foregoing.  AVI has not received any opinion or memorandum or legal advice from legal counsel to the effect that AVI or any AVI Subsidiary is exposed, from a legal standpoint, to any liability or disadvantage which may have a Material Adverse Effect.  Neither AVI nor any AVI Subsidiary is in default with respect to any order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.  There is no action, claim, proceeding, investigation or suit by AVI or any AVI Subsidiary pending or threatened against others.  AVI and each AVI Subsidiary have complied with all laws, rules, regulations and orders applicable to its business, operations, properties, assets, products and services.  AVI and each AVI Subsidiary has or will obtain prior to becoming necessary all necessary permits, licenses and other authorizations required to conduct its business as conducted and as proposed to be conducted which, if not obtained, would have, either individually or in the aggregate, a Material Adverse Effect.  There is no existing law, rule, regulation or order, and AVI is not aware of any proposed law, rule, regulation or order, whether federal or state, which would prohibit or restrict AVI or any AVI Subsidiary from, or otherwise materially adversely affect AVI or any AVI Subsidiary in, conducting its business in any jurisdiction in which it is now conducting business or in which it proposes to conduct business.

             3.7        Proprietary Information of Third Parties.  No third party has claimed or has reason to claim that any person employed by or affiliated with AVI or any AVI Subsidiary has (a) violated or may be violating any of the terms or conditions of his employment, non-competition or nondisclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees.  To AVI’s knowledge, no third party has requested information from or otherwise communicated with AVI or any AVI Subsidiary which suggests that such a claim might be contemplated.  To AVI’s knowledge, no person employed by or affiliated with AVI or any AVI Subsidiary has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and to AVI’s knowledge, no person employed by or affiliated with AVI or any AVI Subsidiary has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of AVI or any AVI Subsidiary, and AVI has no reason to believe there will be any such employment or violation.

             3.8        Title to Properties.  AVI or the AVI Subsidiaries have good and marketable title to its properties and assets reflected in the most recent Financial Statements (other than properties and assets disposed of in the ordinary course of business since the date thereof), and all such properties and assets are free and clear of all Liens, except for liens for or current taxes not yet due and payable and minor imperfections of title, if any, not material in nature or amount and not materially detracting from the value or impairing the use of the property or asset subject thereto or impairing the business or proposed business of AVI.

             3.9        Leasehold Interests.  Each lease or agreement to which AVI or any AVI Subsidiary is a party under which it is a lessee of any property, real or personal, is a valid and existing agreement without any default of AVI or any AVI Subsidiary thereunder and, to AVI’s knowledge, without any default thereunder of any other party thereto.  No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by AVI or any AVI Subsidiary under any such lease or agreement or, to AVI’s knowledge, by any other party thereto.  The possession of such property by AVI or such AVI Subsidiary has not been disturbed and, to AVI’s knowledge, no claim has been asserted or threatened against AVI or such AVI Subsidiary adverse to its rights in such property.

             3.10      Taxes.  AVI and each AVI Subsidiary has timely filed, or caused to be timely filed, all federal, state and local tax returns for income taxes, franchise taxes, sales taxes, withholding taxes, property taxes and, to AVI’s knowledge, all other taxes of every kind whatsoever required by law to be filed, and all such tax returns are complete and accurate and in accordance with all requirements applicable thereto.  The tax returns of AVI or any AVI Subsidiary have never been audited by appropriate governmental authorities and AVI does not know of any additional tax liabilities for any periods for which such returns have been filed.

             3.11      Patents, Trademarks, Etc.  AVI and each AVI Subsidiary owns or possesses licenses or other rights to use all Intellectual Property necessary to or used in the conduct of its business as conducted and as proposed to be conducted, and no claim is pending or, to  AVI’s knowledge, threatened to the effect that the operations of AVI or any AVI Subsidiary infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and to AVI’s knowledge there is no basis for any such claim (whether or not pending or threatened).  Except as set forth in the SEC Documents, no claim is pending or threatened to the effect that any such Intellectual Property owned or licensed by AVI or any AVI Subsidiary, or which AVI or any AVI Subsidiary otherwise has the right to use, is invalid or unenforceable by AVI or such AVI Subsidiary, and to AVI’s knowledge there is no basis for any such claim (whether or not pending or threatened).  To  AVI’s knowledge, all technical information developed by and belonging to AVI or any AVI Subsidiary which has not been patented has been kept confidential.  Neither AVI nor any AVI Subsidiary has granted or assigned to any other person or entity any right to develop, manufacture, have manufactured, assemble or sell the products or proposed products or to provide the services or proposed services of AVI or such AVI Subsidiary.  AVI has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property or the rights to such contributions that AVI does not already own by operation of law.  AVI has taken all necessary and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright.  AVI has a policy requiring each of its employees and contractors to execute proprietary information and confidentiality agreements substantially in AVI’s standard forms and all current and former employees and contractors of AVI and each AVI Subsidiary have executed such an agreement.  AVI has provided a true and correct copy of such form to Investor.

             3.12      Loans and Advances.  Except as disclosed in the SEC Documents or Disclosure Schedule, AVI and the AVI Subsidiaries do not have any outstanding loans or advances to any person and are not obligated to make any such loans or advances, except, in each case, for advances to employees of AVI or such AVI Subsidiary in respect of reimbursable business expenses anticipated to be incurred by them in connection with their performance of services for AVI or such AVI Subsidiary.

             3.13      Assumptions, Guaranties, Etc. of Indebtedness of Other Persons.  Except as disclosed in the Financial Statements, neither AVI nor any AVI Subsidiary has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

             3.14      Governmental Approvals.  Subject to the accuracy of the representations and warranties of Investor set forth in Article 4, no registration or filing with, or consent or approval of or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by AVI of this Agreement, the Transaction Documents, or for the issuance, sale and delivery of the Purchased Securities, other than filings pursuant to state securities laws (all of which filings have been made or will be timely made by AVI) in connection with the sale of the Purchased Securities.

             3.15      Brokers.  AVI has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

             3.16      Transactions With Affiliates.  Except as disclosed in the SEC Documents, no director, officer, employee or stockholder of AVI or any AVI Subsidiary, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, is a party to any transaction with AVI or any AVI Subsidiary, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such person or firm.

             3.17      Environmental Matters.  AVI and each AVI Subsidiary has obtained, and is in full compliance with, all permits, licenses or other approvals necessary under the Environmental Laws or Regulations with respect to its business or assets, and is in compliance with all Environmental Laws or Regulations.  Neither AVI nor any AVI Subsidiary has taken any action or failed to take any action with respect to its business, assets or the real property presently or formerly used in connection therewith that might result in, nor has AVI, any AVI Subsidiary or their businesses or assets ever been subject to any investigations, administrative proceedings, litigation, regulatory hearings, or other action threatened, proposed or pending that alleged or alleges: (i) actual or threatened violation of or noncompliance with any Environmental Law or Regulation; or (ii) actual or threatened personal injury or property damage or contamination of any kind resulting from a release or threatened release of a Hazardous Substance.

             3.18      Employees.  To  AVI’s knowledge, no employee of AVI or any AVI Subsidiary is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement with any third party, the terms of which would restrict the right of any such employee to be employed by AVI or any AVI Subsidiary because of the nature of the business conducted or to be conducted by AVI or any AVI Subsidiary or for any other reason or would conflict with such employee’s obligation to use his best efforts to promote the interests of AVI, and the continued employment by AVI and the  AVI Subsidiaries of their present employees will not result in any such violations.  There are no strikes or other labor disputes against AVI or any AVI Subsidiary pending or, to the knowledge of AVI, threatened which could have a Material Adverse Effect.  Neither AVI nor any AVI Subsidiary is a party to or bound by any collective bargaining agreement or other labor agreement with any bargaining agent (exclusive or otherwise) of any of its employees.

             3.19      Insurance.  AVI and each AVI Subsidiary maintains (a) insurance on all material assets of a type customarily insured, covering property damage by fire or other casualty; and (b) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure.

             3.20      Absence of Certain Changes.  Since December 31, 2000, no event has occurred which could have a Material Adverse Effect.

             3.21      Investment Company Status.  AVI is not and upon consummation of the sale of the Purchased Securities will not be an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

             3.22      Regulatory Filings. All documentation, correspondence, reports, data, analysis and certifications relating to or regarding any drugs of AVI, filed or delivered by or on behalf of AVI with any governmental authority, agency or body was true and accurate when so filed or delivered and, to the knowledge of AVI, remains true and accurate except where any changes would not have a Material Adverse Effect.  AVI is not aware of any rule making or similar proceedings before the FDA or comparable federal, state, local or foreign government bodies which involve or affect AVI or any AVI Subsidiary which could have a Material Adverse Effect.  The descriptions of the results of tests or evaluations contained in SEC Documents or delivered to the Investor are accurate and complete in all material respects, and AVI has no knowledge of any other tests or evaluations, the results of which reasonably call into question descriptions of the results of tests or evaluations referred to in SEC Documents or delivered to the Investor.  Neither AVI nor any AVI Subsidiary has received any notices or correspondence from the FDA or any other governmental agency requiring the termination, suspension or modification of any tests or evaluations conducted by or on behalf of AVI or any AVI Subsidiary that are described in SEC Documents or as delivered to the Investor.

             3.23      State Takeover Laws.  The Board of the Company has approved the transactions contemplated by this Agreement and the Transaction Documents such that the provisions of Section 60.835 of the Oregon Business Corporations Act will not apply to  this Agreement, the Transaction Documents or any of the transactions contemplated hereby or thereby.

             3.24      Nasdaq; Etc.  AVI is in compliance with all applicable Nasdaq continued listing requirements for the Nasdaq Stock Market and is listed in good standing on the Nasdaq Stock Market.  There are no proceedings pending or, to AVI’s knowledge, threatened against AVI relating to the continued listing of AVI’s Common Stock on the Nasdaq National Market and AVI has not received any notice of, nor to the knowledge of AVI is there any basis for, the delisting of the Common Stock from the Nasdaq National Market. AVI has not engaged in the past three (3) months in any discussion with any representative of any corporation or corporations regarding a proposed Change of Control of the Company.

             3.25      Disclosure.  Neither this Agreement, nor any Schedule or Exhibit to this Agreement, contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.  None of the statements, documents, certificates or other items prepared or supplied by AVI with respect to the transactions contemplated hereby, including, without limitation, reports, data, analyses and correspondence relating to the Drug, contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained therein not misleading.  There is no fact which AVI has not disclosed to Investor and its counsel in writing and of which AVI is aware which could have a Material Adverse Effect.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor makes the following representations and warranties to AVI:

             4.1        Purchase of Purchased Securities.  Investor is an “accredited investor” within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the Purchased Securities.  Investor has sufficient knowledge and experience in investing in companies similar to AVI in terms of AVI’s stage of development so as to be able to evaluate the risks and merits of Investor’s investment in AVI and Investor is able financially to bear the risks thereof.  Investor has had an opportunity to discuss AVI’s business, management and financial affairs with AVI’s management.  The Purchased Securities are being acquired for Investor’s own account for the purpose of investment and not with a present view toward their public sale or distribution; provided, however, that by making the representation herein, Investor does not agree to hold any of the Purchased Securities for any minimum or other specific term, except as set forth in Article 2 of this Agreement or pursuant to the terms of the Registration Rights Agreement, and reserves the right to dispose of the Purchased Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.  Investor understands that (i) the Purchased Securities have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated thereunder, (ii) the Purchased Securities must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the Purchased Securities will bear a legend to such effect and (iv) AVI will make a notation on its transfer books to such effect.

             4.2        Corporate Authority.  The execution, delivery and performance by Investor and Medtronic, as applicable, of this Agreement, the Transaction Documents, and the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action on the part of Investor and Medtronic, and the execution and the delivery of this Agreement, the Transaction Documents, and consummation of the transactions contemplated hereby and thereby and compliance with and fulfillment of the terms and provisions hereof and thereof will not (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Articles of Incorporation or Bylaws of Investor or Medtronic, or (ii) require any affirmative approval, consent, authorization or other order or action of any court, governmental authority, regulatory body, creditor or any other person.  Investor and Medtronic have all requisite power and authority to do and perform all acts and things required to be done by it under this Agreement, the Transaction Documents and the agreements contemplated hereby and thereby.  Each of this Agreement and the Transaction Documents has been duly executed and delivered by Investor and Medtronic and constitutes the legal, valid and binding obligation of those entities enforceable in accordance with its terms except as may be limited by laws affecting creditors’ rights generally or by judicial limitations on the right to specific performance.

ARTICLE 5
COVENANTS

             5.1        Best Efforts.  AVI will use its best efforts to satisfy in a timely fashion each of the conditions to be satisfied under Article 6 of this Agreement.

             5.2        Reporting Status; Eligibility to Use Form S-3.  AVI's Common Stock is registered under Section 12 of the Exchange Act.  Throughout the Registration Period (as defined in the Registration Rights Agreement), AVI will timely file all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the reporting requirements of the Exchange Act, and AVI will not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.  AVI currently meets, and will take all reasonably necessary action to continue to meet, the "registrant eligibility" requirements set forth in the general instructions to Form S-3 (or any successor registration form thereto) to enable the registration of the Registrable Shares (as defined in the Registration Rights Agreement).

             5.3        Listing of Additional Shares. AVI will file with the NASDAQ National Market a Notification Form for Listing of Additional Shares for an amount of shares of Common Stock equal to at least the amount of the Purchased Shares as required by the NASDAQ National Market regulatory requirements. AVI will also comply with all applicable Nasdaq continued listing requirements for the Nasdaq Stock Market and shall remain in good standing on the Nasdaq Stock Market.

             5.4        No Integration.  AVI will not make any offers or sales of any security (other than the Purchased Securities) under circumstances that would cause the offering of the Purchased Securities to be integrated with any other offering of securities by AVI (a) for the purpose of any stockholder approval provision applicable to AVI or its securities or (b) for purposes of any registration requirement under the Securities Act.

             5.5        Regulatory Approvals.

(a)         AVI and Investor shall each use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things as may be necessary or applicable under the HSR Act, and will file and, if appropriate, use commercially reasonable efforts to have declared effective or approved all documents and notifications with the U.S. Federal Trade Commission and Department of Justice and other governmental or regulatory bodies that they deem necessary or appropriate for, the issuance of the Purchased Securities or the Transaction Documents, and each party shall give the other information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates to enable such other party to take such actions.    The parties agree to make any such required filing a reasonable period of time prior to the anticipated date of the occurrence of any closing hereunder or exercise of the Warrant that gives rise to such required filing.   It shall be a condition to the occurrence of any closing hereunder and to exercise of the Warrant that any such actions or approvals required under the HSR Act be declared effective or approved, or that any waiting periods (or extensions thereof) under the HSR Act expire or terminate.  Notwithstanding the foregoing or anything herein to the contrary, Medtronic and its Affiliates shall not be required to make arrangements for or to effect the cessation, sale, or other disposition of particular assets or categories of assets or businesses of Medtronic, AVI, or any of their Affiliates.

(b)        Although the parties do not anticipate any legislative, administrative or judicial objection to the consummation of the transactions contemplated by this Agreement, AVI and Investor agree to each use commercially reasonable efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Order”) that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing available avenues of administrative and judicial appeal.  Notwithstanding the foregoing provisions of this Section or anything in this Agreement to the contrary, nothing shall require Investor to make or agree to make, any divestiture of any portion of any business or assets of Investor or its Affiliates in order to obtain any waiver, consent or approval, and neither Investor nor its Affiliate shall be required to take or commit to take any action that limits its freedom of action or rights with respect to AVI or the Purchased Securities.

             5.6        Exclusivity.  AVI agrees that for a period commencing upon execution of this Agreement until the earlier of the First Closing or termination of this Agreement in accordance with Article 9, AVI will not directly or indirectly encourage or solicit the submission of, or entertain inquiries, proposals or offers from any person or entity (other than Medtronic or its Affiliates), or otherwise provide information to or engage in discussions with any other person or entity, in any way relating to the sale, licensing, distribution or other disposition of the Drug.

             5.7        Reserve for Shares; Authorized Shares.  AVI shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of its duly authorized shares of Common Stock to comply with the terms of this Agreement and the Warrant.  If at any time the number of shares of authorized but unissued Common Stock shall not be sufficient to comply with the terms of this Agreement and the Warrant, AVI will promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares of Common Stock as shall be sufficient for such purpose.  AVI will obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable securities laws in connection with the issuance of any shares issued by it in order to comply with the terms of this Agreement and the Warrant.

             5.8        Corporate Existence.  So long as Investor beneficially owns any of the Purchased Securities, AVI shall maintain its corporate existence, except in the event of a merger, consolidation or sale of all or substantially all of AVI’s assets, as long as the surviving or successor entity in such transaction (a) assumes AVI’s obligations hereunder and under the other Transaction Documents; (b) has no legal, contractual or other restrictions on its ability to perform the obligations of AVI hereunder and under the Transaction Documents; and (c) is a publicly traded corporation whose common stock and the shares of capital stock issuable upon exercise of the Warrants are (or would be upon issuance thereof) listed for trading on the Nasdaq Stock Market, New York Stock Exchange or American Stock Exchange.

ARTICLE 6
CONDITIONS TO CLOSING

             6.1        Conditions to Investor’s Obligations.  The obligations of Investor to purchase and pay for the Purchased Shares and to accept the Warrant pursuant to Section 2.1 at the First Closing, and, subject to further compliance with the provisions of subsections  (m)and (n)below, to purchase and pay for the Purchased Shares being purchased by Investor pursuant to Section 2.2 at the Second Closing Date, pursuant to Section 2.3 at the Third Closing Date, and pursuant to Section 2.4 at the Fourth Closing Date, are subject to the satisfaction or waiver, on each such respective Closing Date, of the conditions set forth below:

(a)         Representations and Warranties to be True and Correct.  The representations and warranties contained in Article 3 shall be true, complete and correct on and as of such Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the President and Chief Financial Officer of AVI shall have certified to such effect to Investor in writing.

(b)        Performance.  AVI shall have performed and complied with all terms and conditions contained in this Agreement and the Transaction Documents which are required to be performed or complied with by AVI prior to or at such Closing Date, and the President and Chief Financial Officer of AVI shall have certified to Investor in writing to such effect and to the further effect that all of the conditions set forth in this Section 6.1 have been satisfied.

(c)         Execution and Delivery of Transaction Documents.  AVI shall have executed and delivered the Transaction Documents.

(d)        All Proceedings to be Satisfactory.  All corporate and other proceedings to be taken by AVI in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Investor and its counsel, and Investor and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

(e)         Supporting Documents.  Investor and their counsel shall have received copies of the following documents:

(i)          a certificate of the Secretary of State of the State of Oregon dated as of a date within five days prior to such Closing Date as to the corporate existence of AVI and listing all documents of AVI on file with said Secretary of State;

(ii)         a certificate of the Secretary of AVI dated such Closing Date and certifying: (A) AVI’s then current Articles of Incorporation and Bylaws; (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of AVI authorizing the execution, delivery and performance of this Agreement, the Transaction Documents, the issuance, sale and delivery of the Purchased Securities, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Transaction Documents; and (C) to the incumbency and specimen signature of each officer of AVI executing this Agreement, the Transaction Documents, the stock certificates representing the Purchased Shares, the Warrant, and any certificate or instrument furnished pursuant hereto, and a certification by another officer of AVI as to the incumbency and signature of the officer signing the certificate referred to in this subsection (ii); and

(iii)        such additional supporting documents and other information with respect to the operations and affairs of AVI as Investor or its counsel reasonably may request.

(f)         Required Consents.  AVI shall have obtained the written consent or approval of each person whose consent or approval Investor reasonably believes is required in connection with this Agreement and the Transaction Documents, including but not limited to expiration or termination of any waiting periods (and any extension thereof) under the HSR Act and all applicable consents and approvals, in form and content satisfactory to Investor, from the National Institute of Health with respect to the assignment of the PHS License (as defined in the License and Development Agreement) to AVI and the grant of a sublicense by AVI to Medtronic, Inc. with respect thereto.

(g)        Litigation Affecting Closing.  No suit, action or other proceeding shall be pending or threatened by any third party or by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the Transaction Documents, or the consummation of the transactions contemplated hereby or thereby, and no investigation that might result in any such suit, action or other proceeding shall be pending or threatened.

(h)        Legislation.  No statute, rule, regulation, order, or interpretation shall have been proposed, enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transactions contemplated by this Agreement or the Transaction Documents illegal.

(i)          Opinion of Company’s Counsel.  Investor shall have received from Hurley, Lynch & Re, P.C., counsel for AVI, an opinion dated as of such Closing Date in form and scope satisfactory to Investor and their counsel, substantially as follows:

(i)          AVI and each AVI Subsidiary is a corporation duly incorporated, validly existing and, to the extent applicable under the laws of such jurisdiction, is in good standing under the laws of its respective jurisdiction of incorporation and, to the extent applicable, is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification and where the failure to be so licensed or qualified would have Material Adverse Effect.  AVI and each AVI Subsidiary has, pursuant to the applicable laws, the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted.  AVI has the corporate power and authority to execute, deliver and perform this Agreement and the Transaction Documents and to issue, sell and deliver the Purchased Securities.

(ii)         The authorized and outstanding capital stock of AVI consists of that described in Section 3.4 of this Agreement.  All such issued and outstanding shares, options and warrants were duly authorized and validly issued, fully paid and nonassessable and free and clear of any Liens, except as to restrictions on transfer imposed by AVI to comply with federal and applicable state securities laws.  To such counsel’s knowledge after investigation, and except as disclosed to Investor, after reasonable investigation, there are no other options, warrants, conversion privileges, preemptive rights, rights of first refusal or other rights (or agreements with respect to the issuance thereof) presently in existence to purchase or acquire any of the authorized but unissued capital stock of AVI.

(iii)        All necessary corporate action on the part of AVI and of its officers, directors and shareholders has been taken for the valid execution and delivery of this Agreement, the Transaction Documents, and the performance of the obligations of AVI hereunder and thereunder. The Board of the Company has approved the transactions contemplated by this Agreement and the Transaction Documents such that the provisions of Section 60.835 of the Oregon Business Corporations Act will not apply to this Agreement, the Transaction Documents or any of the transactions contemplated hereby or thereby. This Agreement and the Transaction Documents have been validly executed and delivered and are legal, valid and binding obligations of AVI, enforceable against AVI in accordance with their respective terms.  The execution and delivery of this Agreement and the Transaction Documents and the performance by AVI of its obligation hereunder and thereunder do not conflict with or result in the violation of AVI’s Articles of Incorporation or Bylaws; or any material written agreement, instrument, order, writ, judgment or decree known to such counsel to which AVI is a party or by which it is bound; or to such counsel’s knowledge, violate any existing law or regulation.

(iv)       The Purchased Securities have been duly authorized by all necessary corporate action on the part of AVI and, upon delivery by AVI in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and free and clear of any Liens, except that such Purchased Securities will be subject to restrictions on transfer imposed by AVI to comply with federal and applicable state securities laws as described in Article 4 hereof.

(v)        To such counsel’s knowledge after investigation, except as disclosed in the Disclosure Schedule, there are no actions, proceedings or investigations which are pending or threatened against or affecting AVI, that, either in any case or in the aggregate, might result in a Material Adverse Effect.

(vi)       All consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings of or with any federal or state governmental authority on the part of AVI required in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents have been made, obtained or effected (provided, however, that filings under applicable state securities laws may be made promptly after the Closing to the extent such filings are permitted to be made after the sale of the Purchased Securities).  Based in part on the representations of Investor in Article 4 of this Agreement, the offer, sale and issuance by AVI of the Purchased Securities, all in conformity with the terms of this Agreement, do not require registration under Section 5 of the Securities Act of 1933, as amended.

In rendering such opinions, said counsel may rely on such certificates of public officials and, with respect to factual matters, of officers of AVI as such counsel deems necessary or appropriate, and such opinions may be limited in scope and be subject to such qualifications as is customary under the circumstances and as may be reasonably acceptable to counsel to Investor.

(j)          No Change of Control.  Since the date hereof, there shall not have been any Change of Control.

(k)         No Material Adverse Changes.  Since the date hereof, no event shall have occurred which may result in a Material Adverse Effect.

(l)          No Default.  Since the date hereof, no default (or event which, with the passage of time and/or the giving of notice, would constitute a default) of AVI shall have occurred under this Agreement or the Transaction Documents.

(m)        Information to Be Provided to Investor at Second, Third, and Fourth Closings.  Upon achieving each of the Second Closing Milestone, Third Closing Milestone, and Fourth Closing Milestones, and in any event not less than  ten (10) business days prior to the applicable Closing, AVI shall provide to Investor an updated Disclosure Schedule that qualifies or supplements information contained in the representations and warranties of AVI set forth in Article 3 hereof and in the accompanying Disclosure Schedule, so as to reflect changes and developments in the business, operations, and condition (financial or otherwise) of AVI subsequent to the date hereof.  Upon receipt thereof, Investor’s obligations shall be subject to Section 6.1(k) for any information disclosed therein.

(n)        Deadlines.  Investor’s obligation at the Second Closing shall be subject to the condition that the Second Closing Milestone shall have occurred on or before *     *     *;  Investor’s obligation at the Third Closing shall be subject to the condition that the Third Closing Milestone shall have occurred on or before *      *     *; and Investor’s obligation at the Fourth Closing shall be subject to the condition that the Fourth Closing Milestone shall have occurred on or before *     *      *.

             6.2        Conditions to AVI’s Obligations.  The obligations of AVI to issue, sell and deliver certificates representing the Purchased Shares and the Warrant pursuant to Article 2 are subject to the satisfaction or waiver, on or before the respective Closing Date of the conditions set forth below:

(a)         Execution of Transaction Documents.  Investor or Medtronic, as the case may be, shall have executed and delivered the Transaction Documents.

(b)        Representations and Warranties to be True and Correct.  The representations and warranties contained in Article 4 shall be true, complete and correct on and as of such Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

ARTICLE 7
INDEMNIFICATION

             7.1        Indemnification of Medtronic.  AVI shall indemnify, defend and hold harmless Investor, Medtronic and each of its Affiliates, and their respective officers, directors and stockholders (Investor, Medtronic and such other indemnities referred to in this Article 7 as “Medtronic”) from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) (“Indemnifiable Losses”), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of any breach of any representation, warranty, covenant or agreement of AVI contained in this Agreement, the Transaction Documents, or any agreement, certificate or document executed and delivered by AVI pursuant hereto or in connection with any of the transactions contemplated by this Agreement.

             7.2        Third-Party Claims.  If a claim by a third party is made against Medtronic and if Medtronic intends to seek indemnity with respect thereto under this Article 7, Medtronic shall promptly notify AVI of such claim; provided, however, that failure to give timely notice shall not affect the rights of Medtronic so long as the failure to give timely notice does not materially and adversely affect AVI’s ability to defend such claim against a third party.  Medtronic shall not settle such claim without the consent of AVI, which consent shall not be unreasonably withheld or delayed.  If AVI acknowledges in writing its indemnity obligations for Indemnifiable Losses resulting therefrom, AVI may participate at its own cost and expense in the settlement or defense of any claim for which indemnification is sought; provided that such settlement or defense shall be controlled by Medtronic.

             7.3        Cooperation as to Indemnified Liability.  Each party hereto shall cooperate fully with the other parties with respect to access to books, records, or other documentation within such party’s control, if deemed reasonably necessary or appropriate by any party in the defense of any claim which may give rise to indemnification hereunder.

             7.4        Brokerage.  AVI will indemnify and hold harmless Medtronic against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by AVI with any third party.

             7.5        Limitation on Certain Claims.  To the extent Medtronic wishes to make a claim for indemnification under Section 7.1 with respect to Purchased Securities purchased at a Closing and the breach of the Company’s representations and warranties deemed made as of the Closing Date applicable thereto, such claim for indemnification shall be made within *      *     * after such Closing Date applicable to such purchase.  However, the foregoing *     *      * limitation shall not apply to any claim for indemnification arising out of any third party claim made against Medtronic, nor to the breach of any representation or warranty made in Sections 3.1, 3.2, 3.3, 3.4, 3.11 or 3.23.

ARTICLE 8
CLOSING

             8.1        First Closing.  The consummation of the purchase and sale of the Purchased Shares and the issuance of the Warrant pursuant to Section 2.1 (the “First Closing”) shall, subject to the satisfaction of the conditions set forth in Article 6, occur not later than thirty (30) days after the date hereof, as specified in writing by Investor (the “First Closing Date”).  At the First Closing, the parties shall also execute the Transaction Documents.

             8.2        Second Closing.  The consummation of the purchase and sale of the Purchased Shares pursuant to Section 2.2 (the “Second Closing”) shall, subject to the satisfaction of the conditions set forth in Article 6, take place within thirty (30) days after the written notice referenced in such Section regarding the occurrence of the Second Closing Milestone, as specified in writing by Investor, or on such other date as the parties may agree (the “Second Closing Date”).

             8.3        Third Closing.  The consummation of the purchase and sale of the Purchased Shares pursuant to Section 2.3 (the “Third Closing”) shall, subject to the satisfaction of the conditions set forth in Article 6,  take place within thirty (30) days after the written notice referenced in such Section regarding the occurrence of the Third Closing Milestone, as specified in writing by Investor, or on such other date as the parties may agree (the “Third Closing Date”).

             8.4        Fourth Closing.  The consummation of the purchase and sale of the Purchased Shares pursuant to Section 2.4 (the “Fourth Closing”) shall, subject to the satisfaction of the conditions set forth in Article 6,  take place within thirty (30) days after the written notice referenced in such Section regarding the occurrence of the Fourth Closing Milestone, as specified in writing by Investor, or on such other date as the parties may agree (the “Fourth Closing Date”).

             8.5        Closings.  Each of the Closings shall take place at the offices of Medtronic in Minneapolis, Minnesota, or by telecopy exchange of signature pages with originals to follow by overnight delivery, or in such other manner or at such place as the parties hereto may agree.

ARTICLE 9
TERMINATION AND DEFAULT

             9.1        Termination.  The obligation of the parties hereto to consummate the remaining transactions contemplated hereby may be terminated and abandoned at any time at or before the First Closing, Second Closing, Third Closing or Fourth Closing if any of the following events occurs:

(a)         by and at the option of Investor or AVI, if the First Closing does not occur within sixty (60) days from the date hereof, provided that Investor or AVI, as the case may be, is not then in material default under this Agreement; or

(b)        by and at the option of Investor, if the Second Closing  Milestone, Third Closing Milestone or Fourth Closing Milestone does not occur by the dates set forth in Section 6.1(n); or

(c)         by and at the option of Investor, if AVI is in default under this Agreement or the Transaction Documents, and does not cure such default within thirty (30) days after having received a notice from Medtronic or Investor regarding such default; or

(d)        by and at the option of AVI, if  Investor or Medtronic is in default under this Agreement or the Transaction Documents, and does not cure such default within thirty (30) days after having received a notice from AVI regarding such default; or

(e)         by and at the option of Investor, any event or circumstance occurs or exists that renders any condition to Investor’s obligations set forth in Article 6 incapable of being satisfied; or

(f)         by and at the option of Investor if the conditions precedent in Section 6.1 hereof are not satisfied by AVI or waived by Investor within thirty (30) days after written notice has been given by Investor pursuant to Section 2.2, 2.3 or 2.4 hereof as the case may be; or

(g)        by and at the option of AVI if the conditions precedent in Section 6.1 hereof are not satisfied by Investor or waived by AVI within thirty (30) days after written notice has been given by Investor pursuant to Section 2.2, 2.3 or 2.4 hereof as the case may be; or

(h)        by and at the option of Investor if AVI exercises its option under Section 4.2 of the License and Development Agreement to convert the license granted thereunder from exclusive to non-exclusive; or

(i)          by and at the option of Investor if a Material Adverse Effect with respect to AVI shall have occurred; or

(j)          by the mutual written consent of the parties; or

(k)         by and at the option of either Investor or AVI if any governmental authority shall have issued an order, decree, or ruling or taken any other action restraining, enjoining or otherwise prohibiting in any material respects the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

             9.2        Effect.  Termination of this Agreement by a party shall not relieve the other parties hereto of any liability for breach of representation, warranty, covenant or agreement by such other parties including liability for monetary damages and/or specific performance.  Investor’s or Medtronic’s rights pursuant to the Transaction Documents shall survive any termination of this Agreement.

ARTICLE 10
OTHER PROVISIONS

             10.1      Further Assurances.  At such time and from time to time on and after the Closing Date, upon request by the other party, Investor and AVI will execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances that may be required for the better conveying, transferring, assigning, delivering, assuring and confirming to Investor, or to its respective successors and assigns, all of the Purchased Shares or to otherwise carry out the purposes of this Agreement.

             10.2      Complete Agreement.  This Agreement and the Transaction Documents (including all schedules and exhibits hereto and thereto) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein, with respect to the subject matter hereof and thereof.  This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

             10.3      Survival of Representations, Warranties and Agreements.  The representations, warranties, covenants and agreements contained in Articles 3 and 4 of this Agreement shall survive each Closing and remain in full force and effect.  No independent investigation of AVI by Investor, its counsel, or any of its agents or employees shall in any way limit or restrict the scope of the representations and warranties made by AVI in this Agreement.

             10.4      Waiver, Discharge, Amendment, Etc.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not, absent an express written waiver signed by the party making such waiver specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.  This Agreement may be amended by AVI and Investor, by mutual action approved by their respective Boards of Directors or their respective officers authorized by such Board of Directors, at any time.  Any amendment to this Agreement shall be in writing and signed by AVI and Investor.

             10.5      Notices.  All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by telecopy (receipt confirmed) to an executive officer of such party or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to Investor or Medtronic to:

             Medtronic, Inc.
             710 Medtronic Parkway NE
             Minneapolis, MN 55432-5604

             with separate copies thereof addressed to

Attention:	General Counsel
Mail Stop LC400
Telecopier No.: (763) 572-5459

             and

Attention:	Vice President and Chief Development Officer
Mail Stop LC390
Telecopier No.: (763) 505-2542

if to AVI to:

             AVI BioPharma, Inc.
             One SW Columbia
             Portland, OR 97258
             Attn: President, Alan P. Timmins

With a copy to:

             HURLEY, LYNCH & RE, P.C.,
             747 SW Industrial Way
             Bend, Oregon  97702
             Attn:  Robert A. Stout, Esq.

Any party may change the above–specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed.  All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail or delivery service).

             10.6      Public Announcement.  In the event any party proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such party shall so advise the other party hereto, and the parties shall thereafter use their best efforts to cause a mutually agreeable release or announcement to be issued.  Neither party will publicly or privately disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other parties’ written consent, except as may be required by applicable law, rule, regulation, order or stock exchange regulation, and except for communications to employees; provided that, prior to disclosure of any provision of this Agreement that either party considers particularly sensitive or confidential to any governmental agency or stock exchange, the parties shall cooperate to seek confidential treatment or other applicable limitations on the public availability of such information.

             10.7      Expenses.  AVI and Investor shall each pay their own expenses incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

             10.8      Governing Law.  The formation, legality, validity, enforceability and interpretation of this Agreement shall be governed by the laws of the State of Minnesota, without giving effect to the principles of conflict of laws; provided, however, that nothing in Minnesota procedural law shall be deemed to alter or affect the applicability of the Federal Arbitration Act as governing arbitration of disputes as provided in Section 10.12 and, provided further, that no Minnesota laws or rules of arbitration shall be applicable.  Subject to Section 10.12 hereof, if arbitration is sought by Investor, such arbitration shall be in Multnomah County, Oregon; and, if sought by AVI, such arbitration shall be in Hennepin County, Minnesota; and in each such case, the parties hereto hereby submit to the exclusive jurisdiction of the United States federal and state courts located in such county with respect to any dispute arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby, and irrevocably consent to the exclusive jurisdiction and venue of such courts and waive any objections they may have at any time to such exclusive jurisdiction and venue.

             10.9      Titles and Headings; Construction.  The titles and headings to the Articles and Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

             10.10    Benefit.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

             10.11    Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.

             10.12    Arbitration.  Any dispute arising out of or relating to this Agreement or the Registration Rights Agreement, including the formation, interpretation or alleged breach hereof, shall be settled in accordance with the Exhibit E attached hereto.  The results of such arbitration proceedings shall be binding upon the parties hereto, and judgment may entered upon the arbitration award in any court having jurisdiction thereof.  Notwithstanding the foregoing, either party may seek interim injunctive relief from any court of competent jurisdiction.

             10.13    Non-Disclosure.  Each party agrees not to disclose or use (except as permitted or required for performance by the party receiving such Confidential Information of its rights or duties hereunder or under the Transaction Documents) any Confidential Information of the other party obtained during the term of this Agreement until the expiration of three (3) years after the earlier of the First Closing or the termination of this Agreement.  Each party further agrees to take appropriate measures to prevent any such prohibited disclosure by its present and future employees, officers, agents, subsidiaries, or consultants during such term

             IN WITNESS WHEREOF, each of the parties has caused this Investment Agreement to be executed in the manner appropriate for each, and to be dated as of the date first above-written.

AVI BIOPHARMA, INC.

By:	/s/ Denis Burger

Its:	CEO

MEDTRONIC ASSET MANAGEMENT, INC.

By:	/s/ Michael D. Ellwein

Its:	VP

Exhibits and Schedules:

Exhibit A - Warrant
Exhibit B - License and Development Agreement
Exhibit C – Supply Agreement
Exhibit D – Registration Rights agreement
Exhibit E – Alternative Dispute Resolution
AVI Disclosure Schedule

EXHIBIT E

ALTERNATIVE DISPUTE RESOLUTION

             1)          Negotiations.  If any dispute arises between AVI and Investor with respect to the Investment Agreement or the Registration Rights Agreement (the “Agreements”), or any alleged breach thereof, any party may, by written notice to the other party, have such dispute referred to their respective designees listed below or their successors for attempted resolution by good faith negotiations within 30 days after such notice is received.  Such designees are as follows:

             For AVI -  the President of AVI or his/her designee

For Investor - the President of Medtronic, Inc.’s business unit to which the Agreements relate, or his/her designee

Any settlement reached by the parties under this Section 1 shall not be binding until reduced to writing and signed by the above-specified designees of Investor and AVI.  When reduced to writing, such settlement agreement shall supersede all other agreements, written or oral, to the extent such agreements specifically pertain to the matters so settled.  If the designees are unable to resolve such dispute within such 30-day period, any party may invoke the provisions of Section 2 below.

             2)          Arbitration.  All claims, disputes, controversies, and other matters in question arising out of or relating to the Agreements, including claims for Indemnifiable Losses and disputes regarding the making of the Agreements, including claims of fraud in the inducement, or to the alleged breach hereof, shall be settled by negotiation between the parties as described in Section 1 above or, if negotiation is unsuccessful, by binding arbitration in accordance with procedures set forth in Section 3 and 4 below.

             3)          Notice.  Notice of demand for binding arbitration shall be given in writing to the other party and shall be delivered personally or by facsimile (receipt confirmed) to an executive officer of such party or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

             Medtronic Asset Management, Inc.
             710 Medtronic Parkway NE
             Minneapolis, MN 55432-5604

             with separate copies thereof addressed to

Attention:	General Counsel
Mail Stop LC400
Telecopier No.: (763) 572-5459

             and

Attention:	Vice President and Chief Development Officer
Mail Stop LC390
Telecopier No.: (763) 505-2542

if to AVI to:

             AVI BioPharma, Inc.
             One SW Columbia
             Portland, OR 97258
             Attn: President, Alan P. Timmins

With a copy to:

             HURLEY, LYNCH & RE, P.C.
             747 SW Industrial Way
             Bend, Oregon  97702
             Attn:  Robert A. Stout, Esq.

             Any party may change the above–specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed.  All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile (upon appropriate electronic confirmation of successful transmission)) or on the day shown on the return receipt (if delivered by mail or delivery service).   In no event may a notice of demand of any kind be filed more than two years after the date the claim, dispute, controversy, or other matter in question was asserted by one party against another, and if such demand is not timely filed, the claim, dispute, controversy, or other matter in question referenced in the demand shall be deemed released, waived, barred, and unenforceable for all time, and barred as if by statute of limitations.

             4)          Binding Arbitration.  Upon filing of a notice of demand for binding arbitration by any party hereto, arbitration shall be commenced and conducted as follows:

             (a)         Arbitrators.  All claims, disputes, controversies, and other matters (collectively “matters”) in question shall be referred to and decided and settled by a standing panel of three independent arbitrators, one selected by each of AVI and Investor’s representative and the third by the two arbitrators so selected.  The third shall be a former judge of one of the U.S. District Courts or one of the U.S. Court of Appeals or such other classes of persons as the parties may agree.  Selection of arbitrators shall be made within 30 days after the date of the first notice of demand given pursuant to Section 3 and within 30 days after any resignation, disability or other removal of such arbitrator.  Following appointment, each arbitrator shall remain a member of the standing panel, subject to removal for just cause or resignation or disability; provided, however, an arbitrator can be removed by the party who appointed the arbitrator, or in the case of the third arbitrator, by either party for any reason at any time when no matter is in arbitration.

             (b)        Cost of Arbitration.  The cost of each arbitration proceeding, including without limitation the arbitrators’ compensation and expenses, hearing room charges, court reporter transcript charges etc., shall be borne by the party whom the arbitrators determine has not prevailed in such proceeding, or borne equally by the parties if the arbitrators determine that neither party has prevailed.  The arbitrators shall also award the party that prevails substantially in its pre-hearing position its reasonable attorneys’ fees and costs incurred in connection with the arbitration.  The arbitrators are specifically instructed to award attorneys’ fees for instances of abuse of the discovery process.

             (c)         Location of Proceedings.  All arbitration proceedings shall be held in the county selected pursuant to Section 10.8 of the Investment Agreement unless the parties agree otherwise.

             (d)        Pre-hearing Discovery.  The parties shall have the right to conduct and enforce pre-hearing discovery in accordance with the then current Federal Rules of Civil Procedure, subject to these limitations:  Document discovery and other discovery shall be under the control of and enforceable by the arbitrators.  The arbitrators shall permit and facilitate such other discovery as they shall determine is appropriate under the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost effective.  The arbitrators shall decide discovery disputes.  The arbitrators are empowered:

             (i)          to issue subpoenas to compel pre-hearing document or deposition discovery;

             (ii)         to enforce the discovery rights and obligations of the parties; and

             (iii)        to otherwise control the scheduling and conduct of the proceedings.

             Notwithstanding any contrary foregoing provisions, the arbitrators shall have the power and authority to, and to the fullest extent practicable shall, abbreviate arbitration discovery in a manner that is fair to all parties in order to expedite the arbitration proceeding and render a final decision within six months after the pre-hearing conference.

             (e)         Pre-hearing Conference.  Within 45 days after filing of notice of demand for binding arbitration, the arbitrators shall hold a pre-hearing conference to establish schedules for completion of discovery, for exchange of exhibit and witness lists, for arbitration briefs, for the hearing, and to decide procedural matters and all other questions that may be presented.

             (f)         Hearing Procedures.  The hearing shall be conducted to preserve its privacy and to allow reasonable procedural due process.  Rules of evidence need not be strictly followed, and the hearing shall be streamlined as follows:

             (i)          Documents shall be self-authenticating, subject to valid objection by the opposing party;

             (ii)         Expert reports, witness biographies, depositions, and affidavits may be utilized, subject to the opponent’s right of a live cross-examination of the witness in person;

             (iii)        Charts, graphs, and summaries shall be utilized to present voluminous data, provided (i) that the underlying data was made available to the opposing party 30 days prior to the hearing, and (ii) that the preparer of each chart, graph, or summary is available for explanation and live cross-examination in person;

             (iv)       The hearing should be held on consecutive business days without interruption to the maximum extent practicable; and

             (v)        The arbitrators shall establish all other procedural rules for the conduct of the arbitration in accordance with the rules of arbitration of the Center for Public Resources.

             (g)        Governing Law.  This arbitration provision shall be governed by, and all rights and obligations specifically enforceable under and pursuant to, the Federal Arbitration Act (9 U.S.C. § 1 et seq.) and the laws of the State of Minnesota shall be applied, without reference to the choice of law principles thereof, in resolving matters submitted to such arbitration.

             (h)        Consolidation.  No arbitration shall include, by consolidation, joinder, or in any other manner, any additional person not a party to this Agreement (other than affiliates of any such party, which affiliates may be included in the arbitration), except by written consent of the parties hereto containing a specific reference to this Agreement.

             (i)          Award.  The arbitrators shall be required to render their final decision within six months after the pre-hearing conference.  The arbitrators are empowered to render an award of general compensatory damages and equitable relief (including, without limitation, injunctive relief), but are not empowered to award punitive or presumptive damages.  The award rendered by the arbitrators (1) shall be final; (2) shall not constitute a basis for collateral estoppel as to any issue; and (3) shall not be subject to vacation or modification, except in the event of fraud or gross misconduct on the part of the arbitrators.

             (j)          Confidentiality.  The parties hereto will maintain the substance of any proceedings hereunder in confidence and make disclosures to others only to the extent necessary to properly conduct the proceedings.